Exhibit 99

Contact Info:    Mary Ellen Fitzpatrick, Senior Vice President, Corporate Communications (978) 656-5520

Enterprise Bancorp, Inc. Announces 2013 Annual Net Income of $13.5 Million; Loan and Deposit Growth of 12% and 8%, Respectively
LOWELL, MA-(GlobeNewswire)-(January 28, 2014) - Enterprise Bancorp, Inc. (the “Company”) (NASDAQ: EBTC), parent of Enterprise Bank, announces net income for the year ended December 31, 2013 amounted to $13.5 million, an increase of $1.2 million, or 9%, compared to 2012. Net income for the three months ended December 31, 2013 amounted to $3.5 million, an increase of $250 thousand, or 8%, compared to the same three-month period in 2012. Diluted earnings per share were $1.36 for the year ended December 31, 2013, an increase of 6% compared to 2012. Diluted earnings per share were $0.35 for the three months ended December 31, 2013, an increase of 6% compared to the same period in 2012.

As previously announced on January 21, 2014, the Company declared a quarterly dividend of $0.12 per share to be paid on March 3, 2014 to shareholders of record as of February 10, 2014. The quarterly dividend represents a 4.3% increase over the 2013 dividend rate.

Total assets amounted to $1.85 billion at December 31, 2013, an increase of $184.2 million since December 31, 2012. Loans outstanding and deposits, excluding brokered deposits, have increased $164.4 million and $112.4 million respectively, since December 31, 2012.

Chief Executive Officer Jack Clancy commented, “Our organic growth and many successes and accomplishments in 2013 have been a result of our strong community involvement, market expansion, comprehensive product and service offerings, and our dedicated Enterprise employees. Our employees, and their commitment to customer service and the communities in which they serve, are integral components of our success. In 2013, loans have grown 12%, surpassing the milestone of $1.5 billion in total loans outstanding. Deposits, excluding brokered deposits, have grown 8% and are approaching $1.6 billion.”
Mr. Clancy further stated, “We continued to expand our geographic footprint by opening our 22nd branch in Nashua, New Hampshire, on December 9th. Strategically, our focus remains on organic growth, while continually planning for our future by investing in our branch network, technology, progressive product capabilities, and most importantly, in our people.”
Founder and Chairman of the Board George Duncan commented, “On January 3rd, we celebrated a very significant milestone at Enterprise Bank, completing our 25th year in business with total assets exceeding $1.8 billion and our 97th consecutive profitable quarter. Reflecting on the Bank’s many accomplishments over the years, growing from one office in the heart of downtown Lowell, into a vital and important economic engine throughout our region, we express sincere appreciation to those early investors and customers who placed their faith and trust in our Bank. We are pleased that our success and commitment is recognized by others and in November, Enterprise again received recognition from The Boston Globe as one of the Top Places to Work in Massachusetts, #11 among large-sized companies.”

Results of Operations
In 2013, our financial results included increases in net interest income, non-interest income, operating expenses and the provision for loan losses over the prior year, due primarily to the Company's growth. Non-interest income also increased as a result of higher gains on securities sales in the current year.

Net interest income for the three months ended December 31, 2013 amounted to $17.2 million, an increase of $1.3 million, or 8%, compared to the same period in 2012. Net interest income for the year ended December 31, 2013 amounted to $65.8 million, an increase of $3.9 million, or 6%, compared to the same period in 2012. This increase in net interest income was due primarily to revenue generated from loan growth, mainly in commercial real estate loans, partially offset by a decrease in tax equivalent net interest margin (“margin”). Average loan balances (including loans held for sale) increased $156.0 million for both the three and twelve months ended December 31, 2013, respectively, compared to the same periods in 2012. Net interest margin was 4.04% for the quarter ended December 31, 2013, compared to 4.21% for the quarter ended December 31, 2012 and was relatively consistent with the quarterly margin at September 30, 2013 of 4.02%. Margins were 4.07% and 4.27% for the years ended December 31, 2013 and 2012, respectively. Consistent with the industry, the margin continued to trend downward through most of 2013, as the yield on interest-earning assets declined faster than the cost of funding, as funding rates have reached a level leaving little room for significant reductions.
The provision for loan losses amounted to $1.4 million for the three months ended December 31, 2013, compared to $600 thousand for the same period in 2012. For the years ended December 31, 2013 and 2012, the provision for loan losses amounted to $3.3 million and $2.8 million, respectively. In determining the provision to the allowance for loan losses, management takes into consideration the level of loan growth and an estimate of credit risk, which includes such items as adversely classified and non-performing loans, the estimated specific reserves needed for impaired loans, the level of net charge-offs, and the estimated impact of current economic conditions on credit quality. The level of loan growth for the year ended December 31, 2013, was $164.4 million, compared to $114.2 million during the same period in 2012. Total non-performing assets as a percentage of total assets were 1.00% at December 31, 2013, compared to 1.33% at December 31, 2012. For the year ended December 31, 2013, the Company recorded net charge-offs of $566 thousand compared to $1.7 million for the year ended December 31, 2012. Management continues to closely monitor the non-performing assets, charge-offs and necessary allowance levels, including specific reserves. The allowance for loan losses to total loans ratio was 1.77% at December 31, 2013 and 1.78% at December 31, 2012.
Non-interest income for the three and twelve months ended December 31, 2013 amounted to $3.4 million and $13.8 million, respectively. This represents increases of $168 thousand, or 5%, and $1.6 million, or 13% compared to the same three and twelve-month periods, respectively, in 2012. Current year non-interest income benefited from gains on securities sales, with the majority of sales occurring in the first six months of 2013. The quarter and annual increases also included increases in investment advisory fee income and deposit and interchange fees, partially offset by lower loan sale income in 2013, primarily in the current quarter.

Non-interest expense for the three months ended December 31, 2013 amounted to $14.1 million, an increase of $316 thousand, or 2%, compared to the fourth quarter of 2012. For the year ended December 31, 2013, non-interest expense amounted to $55.8 million, an increase of $3.2 million, or 6%, in the prior year. Increased expenses related to salaries and benefits, occupancy, technology and other professional services over the prior year were primarily due to the Company's strategic growth initiatives, including branch and market expansion. The 2013 non-interest expenses were also impacted by increases in advertising, primarily due to the timing of corporate community events, investment advisory and custodial expenses due to increased business with our Enterprise Investment Advisors, and “other expenses” primarily due to our deposit program and loan servicing costs. The fourth quarter of 2013 included a net benefit of $337 thousand, which is included in salaries and employee benefits expenses, resulting from rising interest rates on certain benefit plans offered by the Company compared to a net cost of $295 thousand on these items in the fourth quarter of 2012.

Key Financial Highlights

▪
Total assets were $1.85 billion at December 31, 2013 as compared to $1.67 billion at December 31, 2012, an increase of $184.2 million, or 11%. Since September 30, 2013, total assets have increased $17.4 million, or 1%.

▪	Total loans amounted to $1.52 billion at December 31, 2013, an increase of $164.4 million, or 12%, since December 31, 2012. Since September 30, 2013, total loans have increased $51.4 million, or 3%.

▪
Total deposits, excluding brokered deposits, were $1.58 billion at December 31, 2013 as compared to $1.47 billion at December 31, 2012, an increase of $112.4 million, or 8%. Since September 30, 2013, total deposits, excluding brokered deposits, decreased $18.0 million, or 1%. Brokered deposits were $51.6 million at December 31, 2013, $51.5 million at September 30, 2013 and $3.0 million at December 31, 2012.

▪
Investment assets under management amounted to $667.3 million at December 31, 2013 as compared to $592.4 million at December 31, 2012, an increase of $75.0 million, or 13%. Since September 30, 2013, investment assets under management have increased $29.2 million, or 5%. The increase is primarily attributable to asset growth from market value appreciation and from new business.

▪
Total assets under management amounted to $2.59 billion at December 31, 2013, compared to $2.33 billion at December 31, 2012, an increase of $256.0 million, or 11%. Since September 30, 2013, total assets under management have increased $45.7 million, or 2%.

Enterprise Bancorp, Inc. is a Massachusetts corporation that conducts substantially all of its operations through Enterprise Bank and Trust Company, commonly referred to as Enterprise Bank, and has reported 97 consecutive profitable quarters. The Company principally is engaged in the business of attracting deposits from the general public and investing in commercial loans and investment securities. Through the bank and its subsidiaries, the Company offers a range of commercial and consumer loan products, deposit and cash management products as well as investment advisory and wealth management, and insurance services. The Company's headquarters and the bank's main office are located at 222 Merrimack Street in Lowell, Massachusetts. The Company's primary market area is the Merrimack Valley and North Central regions of Massachusetts and Southern New Hampshire. Enterprise Bank has 22 full-service branch offices located in the Massachusetts cities and towns of Lowell, Acton, Andover, Billerica, Chelmsford, Dracut, Fitchburg, Lawrence, Leominster, Methuen, Tewksbury, Tyngsborough and Westford and in the New Hampshire towns of Derry, Hudson, Nashua, Pelham and Salem.

The above text contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by reference to a future period or periods or by the use of the words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “assume,” “will,” “should,” and other similar terms or expressions. Forward-looking statements should not be relied on, because they involve known and unknown risks, uncertainties and other factors, some of which are beyond the control of the Company. These risks, uncertainties and other factors may cause the actual results, performance and achievements of the Company to be materially different from the anticipated future results, performance or achievements expressed or implied by the forward-looking statements. Factors that could cause such differences include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations and competition. For more information about these factors, please see our most recent Annual Report on Form 10-K on file with the SEC, including the sections entitled “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations.” Any forward-looking statements contained in this press release are made as of the date hereof, and we undertake no duty, and specifically disclaim any duty, to update or revise any such statements, whether as a result of new information, future events or otherwise.

ENTERPRISE BANCORP, INC.
Consolidated Balance Sheets
(unaudited)

(Dollars in thousands)	December 31, 2013	December 31, 2012
Assets
Cash and cash equivalents:
Cash and due from banks	$41,362	$38,007
Interest-earning deposits	10,153	12,218
Fed funds sold	2,218	2,510
Total cash and cash equivalents	53,733	52,735

Investment securities at fair value	215,369	184,464
Federal Home Loan Bank stock	4,324	4,260
Loans held for sale	1,255	8,557
Loans, less allowance for loan losses of $26,967 at December 31, 2013 and $24,254 at December 31, 2012	1,497,089	1,335,401
Premises and equipment	29,891	27,206
Accrued interest receivable	6,186	5,828
Deferred income taxes, net	13,927	12,548
Bank-owned life insurance	15,902	15,443
Prepaid income taxes	443	174
Prepaid expenses and other assets	6,150	13,454
Goodwill	5,656	5,656

Total assets	$1,849,925	$1,665,726

Liabilities and Stockholders’ Equity

Liabilities
Deposits	$1,635,992	$1,475,027
Borrowed funds	36,534	26,540
Junior subordinated debentures	10,825	10,825
Accrued expenses and other liabilities	14,675	13,182
Accrued interest payable	565	603
Total liabilities	1,698,591	1,526,177

Commitments and Contingencies

Stockholders’ Equity
Preferred stock, $0.01 par value per share; 1,000,000 shares authorized; no shares issued	—	—
Common stock $0.01 par value per share; 20,000,000 shares authorized; 9,992,560 shares issued and outstanding at December 31, 2013 (including 170,365 shares of unvested participating restricted awards) and 9,676,477 issued and outstanding at December 31, 2012 (including 154,186 shares of unvested participating restricted awards)	100	97
Additional paid-in capital	52,936	48,194
Retained earnings	96,153	87,159
Accumulated other comprehensive income	2,145	4,099
Total stockholders’ equity	151,334	139,549

Total liabilities and stockholders’ equity	$1,849,925	$1,665,726

ENTERPRISE BANCORP, INC.
Consolidated Statements of Income
(unaudited)

	Three months ended December 31,		Year ended December 31,
(Dollars in thousands, except per share data)	2013	2012	2013	2012
Interest and dividend income:
Loans and loans held for sale	$17,543	$16,435	$67,673	$64,945
Investment securities	954	911	3,381	3,378
Other interest-earning assets	28	14	68	82
Total interest and dividend income	18,525	17,360	71,122	68,405
Interest expense:
Deposits	1,015	1,131	4,058	5,264
Borrowed funds	4	13	96	54
Junior subordinated debentures	294	294	1,177	1,177
Total interest expense	1,313	1,438	5,331	6,495
Net interest income	17,212	15,922	65,791	61,910
Provision for loan losses	1,379	600	3,279	2,750
Net interest income after provision for loan losses	15,833	15,322	62,512	59,160
Non-interest income:
Investment advisory fees	1,122	958	4,285	3,838
Deposit and interchange fees	1,270	1,219	4,788	4,500
Income on bank-owned life insurance, net	113	122	459	506
Net gains on sales of investment securities	208	39	1,239	236
Gains on sales of loans	64	320	792	989
Other income	655	606	2,229	2,106
Total non-interest income	3,432	3,264	13,792	12,175

Non-interest expense:
Salaries and employee benefits	8,304	8,500	33,551	32,034
Occupancy and equipment expenses	1,527	1,434	6,035	5,678
Technology and telecommunications expenses	1,206	1,118	4,647	4,316
Advertising and public relations expenses	661	573	2,708	2,267
Audit, legal and other professional fees	478	369	1,742	1,675
Deposit insurance premiums	298	221	1,118	1,064
Supplies and postage expenses	248	266	967	925
Investment advisory and custodial expenses	146	119	540	438
Other operating expenses	1,260	1,212	4,516	4,215
Total non-interest expense	14,128	13,812	55,824	52,612

Income before income taxes	5,137	4,774	20,480	18,723
Provision for income taxes	1,653	1,540	6,951	6,348

Net income	$3,484	$3,234	$13,529	$12,375

Basic earnings per share	$0.35	$0.34	$1.37	$1.29
Diluted earnings per share	$0.35	$0.33	$1.36	$1.28

Basic weighted average common shares outstanding	9,974,528	9,644,826	9,862,678	9,586,783
Diluted weighted average common shares outstanding	10,065,286	9,725,941	9,950,609	9,660,676

ENTERPRISE BANCORP, INC.
Selected Consolidated Financial Data and Ratios
(unaudited)

(Dollars in thousands, except per share data)	At or for the year ended December 31, 2013	At or for the year ended December 31, 2012

BALANCE SHEET AND OTHER DATA
Total assets	$1,849,925	$1,665,726
Loans serviced for others	72,711	75,854
Investment assets under management	667,330	592,355
Total assets under management	$2,589,966	$2,333,935

Book value per share	$15.14	$14.42
Dividends paid per common share	$0.46	$0.44
Total capital to risk weighted assets	11.35%	11.46%
Tier 1 capital to risk weighted assets	10.00%	10.15%
Tier 1 capital to average assets	8.48%	8.64%
Allowance for loan losses to total loans	1.77%	1.78%
Non-performing assets	$18,460	$22,101
Non-performing assets to total assets	1.00%	1.33%

INCOME STATEMENT DATA
Return on average total assets	0.78%	0.78%
Return on average stockholders’ equity	9.32%	9.27%
Net interest margin (tax equivalent)	4.07%	4.27%